EXHIBIT 5.01
                          [Baker & McKenzie Letterhead]


February 29, 2000


Take To Auction.com, Inc.
2335 N.W. 107th Avenue
Suite 2M-23
Miami, Florida 33172

Gentlemen:

       Take To Auction.com, Inc., a Florida corporation (the "Company"), is filing with the Securities and Exchange Commission a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"). Such Registration Statement relates to the registration by the Company of 1,300,000 common shares, par value $.001 per share (the "Common Shares"). We have acted as counsel to the Company in connection with the preparation and filing of the Registration Statement.

       In connection with the rendering of this opinion, we have examined, considered and relied upon copies of the following documents (collectively, the "Documents"): (i) the Company's Articles of Incorporation, as amended, and the bylaws, as amended; (ii) resolutions of the Company's Board of Directors authorizing the offering, issuance and registration of the Common Shares; (iii) the Registration Statement and schedules and exhibits thereto; and (iv) such other documents and instruments that we have deemed necessary for the expression of the opinions herein contained. In making the foregoing examinations, we have assumed without investigation, the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies, and the veracity of the documents. As to various questions of fact material to the opinion expressed below, we have relied, to the extent we deemed reasonably appropriate, upon the representations or certificates of officers and/or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently verifying the accuracy of such certificates, documents, records or instruments.

       Based upon the foregoing, and subject to the qualifications set forth below, we are of the opinion that: (i) the Common Shares have been duly and validly authorized; and (ii) when issued and delivered in accordance with the terms of the Underwriting Agreement filed as Exhibit 1.01 to the Registration Statement, the Common Stock will be validly issued, fully paid and nonassessable.

       Although we have acted as counsel to the Company in connection with the preparation and filing of the Registration Statement, our engagement has been limited to certain matters about which we have been consulted. Consequently, there may exist matters of a legal nature involving the Company in which we have not been consulted and have not represented the Company. We express no opinion as to the laws of any jurisdiction other than the laws of the State of Florida. This opinion letter is limited to the matters stated herein and no opinions may be implied or inferred beyond the matters expressly stated herein. The opinions expressed herein are given as of this date, and we assume no obligation to update or supplement our opinions to reflect any facts or circumstances that may come to our attention or any change in law that may occur or become effective at a later date.

       We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption "Legal Matters" in the prospectus comprising a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included within the

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Take to Auction.com, Inc.
February 29, 2000
Page 2


category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.


                                                     Sincerely,

                                                     /s/ Baker & McKenzie
                                                     --------------------
                                                     BAKER & MCKENZIE